Exhibit 10.46

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of January 30, 2009, by and between SurgiVision, Inc., a Delaware corporation (the “Company”), and DARA Pharmaceuticals, Inc., a Delaware corporation (“DARA”).

WHEREAS, the parties desire to enter into an agreement that, among other things, sets forth certain restrictions upon the transfer of Shares;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree on their own behalf, and on behalf of their respective successors and assigns, as follows:

1. Definitions. The following terms have the meanings set forth below:

“Agreement” has the meaning set forth in the preface.

“Common Stock” means the common stock, $.01 par value per share, of the Company.

“Company” has the meaning set forth in the preface.

“Company Option Period” has the meaning set forth in Section 4(c) (Right of First Refusal).

“DARA” has the meaning set forth in the preface.

“Note” means that certain Secured Promissory Note of even date herewith in the original principal amount of $500,000 made by DARA in favor of the Company.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Public Offering Date” means the closing date of a Qualified Public Offering.

“Qualified Public Offering” means a firm commitment underwritten public offering of shares of Common Stock for the account of the Company pursuant to a registration statement filed under the Securities Act.

“Restriction Period” has the meaning set forth in Section 3(b) (Absolute Restriction on Transfer)

“Sale Notice” has the meaning set forth in Section 4(b) (Right of First Refusal).

“Securities Act” means the Securities Act of 1993, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of the capital stock of the Company.

“Transfer” means any alienation, assignment, conveyance, encumbrance, gift, sale or other disposition or transfer of any kind (including, but not limited to, any transfer to a receiver, creditor, trustee or receiver in bankruptcy proceedings, or general assignee for the benefit of creditors), whether voluntary, involuntary or by operation of law, directly or indirectly; provided that the term “Transfer” shall not include any pledge, hypothecation, or grant of a security interest in, Shares or transfer of Shares pursuant to the dissolution or winding up of the Company.

2. General Provisions.

(a) Shares Subject to this Agreement. DARA expressly agrees that the terms and restrictions of this Agreement shall apply to all Shares which it now owns or hereafter acquires by any means, including, without limitation, by purchase, assignment or operation of law, or as a result of any stock dividend, stock split, reorganization, reclassification, whether voluntary or involuntary, or other similar transaction.

(b) Termination. This Agreement shall terminate upon the occurrence of any of the following events:

(i) the adjudication of the Company as a bankrupt, the execution by it of a general assignment for the benefit of its creditors, the appointment of a receiver for the Company, or the voluntary or involuntary dissolution and liquidation of the Company;

(ii) the voluntary agreement of the Company and DARA to terminate this Agreement; or

(iii) the Public Offering Date.

3. Restrictions on Transferability.

(a) General Restriction on Transfer. DARA may not Transfer any Shares presently held or hereafter acquired by DARA unless the Company receives an opinion of counsel for DARA that is reasonably satisfactory to the Company stating that such Transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws.

(b) Absolute Restriction on Transfer. Until the later of (i) the 1-year anniversary date of this Agreement or (ii) the full satisfaction of all amounts owing under the Note (the Restriction Period”), DARA may not Transfer any Shares presently held or hereafter acquired by DARA, whether in a single transaction or a series of related transactions, if such Transfer would cause, or reasonably could be expected to cause, the Company to have a class of equity security held of record by 500 or more Persons.

(c) Pledge of Shares. DARA may not pledge or hypothecate (or otherwise grant a security interest in) any Shares without the prior written consent of the Company, unless the pledgee of such Shares executes and delivers to the Company a written instrument, in form and substance satisfactory to the Company, evidencing the pledgee’s agreement to honor and be bound by the terms and conditions of Section 4 (Right of First Refusal) of this Agreement.

(d) Effect of Purported Transfer. No Transfer of Shares in violation of this Agreement shall be of any force or effect, and no such Transfer shall be made or recorded on the books of the Company. DARA agrees that monetary damages for violation of this Agreement is not an adequate remedy, and, therefore, any breach or threatened breach of this Agreement by DARA shall entitle the Company, in addition to all other remedies available at law or in equity, to seek a temporary or permanent injunction and/or a decree for specific performance.

4. Right of First Refusal.

(a) In the event DARA desires to Transfer any or all of its Shares and is in receipt of an offer for the purchase of such Shares from a third party, DARA shall first offer such Shares for sale to the Company, as further provided below, at a price per Share equal to the price per Share set forth in the offer.

(b) DARA’s offer to the Company shall be made by notice specifying the name and address of the third party who has offered to purchase the Shares and the price, terms and conditions of the offer (the “Sale Notice”), and shall be accompanied by a true and complete photocopy of such offer.

(c) For a period of twenty (20) days after receipt of the Sale Notice (the “Company Option Period”), the Company shall have the right to exercise, by written notice to DARA, its option to purchase the offered Shares, subject to any restrictions governing the ability of the Company to purchase shares of its own stock under applicable law.

(d) In the event the Company elects to purchase the offered Shares, (i) DARA shall have the obligation to sell to the Company, and the Company shall have the obligation to purchase from DARA, the offered Shares, and (ii) the closing shall take place no later than ten (10) days following the expiration of the Company Option Period. At the closing, the Company shall pay the purchase price in cash against delivery of certificates representing the Shares to be transferred, duly endorsed for transfer, free and clear of any encumbrances, liens or restrictions of any nature (other than the restrictions created by this Agreement and transferability restrictions under federal or state securities laws).

(e) If (i) the Company does not timely exercise its option to purchase the offered Shares hereunder or (ii) the closing of the purchase does not occur within the applicable time period provided above (provided the failure to close is not the fault of DARA), DARA may then sell such Shares on the terms and conditions set forth in the third party offer. Any proposed sale on terms and conditions different from those described in the Sale Notice, as well as any subsequent proposed Transfer of any Shares by DARA, shall again require compliance by DARA with the procedures described in this Section 4.

(f) DARA may Transfer Shares to (i) up to five (5) former employees of DARA to satisfy, in full or in part, severance obligations owed by DARA to such former employee(s), and (ii) any DARA director for any reason without complying with the preceding provisions of this Section 4.

5. Board Observer.

(a) Subject to Section 5(b), DARA will have the right to designate one representative of DARA, which representative must be reasonably acceptable to the Company, to receive notice of and attend and observe all meetings of the Company’s Board of Directors in a nonvoting observer capacity; provided, however, that the Company reserves the right to exclude such representative from any meeting or portion thereof if attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest. The Company acknowledges that DARA’s representative initially will be Dr. David Drutz.

(b) DARA’s rights under Section 5(a) are expressly conditioned on the execution and delivery of a confidentiality agreement in form and substance mutually satisfactory to the Company and DARA.

(c) DARA’s rights under Section 5(a) will continue until (i) the 18-month anniversary date of this Agreement, or (ii) such time as DARA no longer holds of record and beneficially owns at least 1,000,000 Shares, whichever occurs first.

6. Legend on Stock Certificates. Each certificate representing Shares owned by DARA, whether now outstanding or hereafter acquired during the term of this Agreement, shall be conspicuously endorsed with substantially the following legends:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or under any state securities laws and were offered and sold in reliance on an exemption from the registration requirements of the Act and such laws. The securities cannot be sold, transferred, or otherwise disposed of unless registered under the Act and applicable state securities laws or unless exemptions from registration are available and the Company receives an opinion of counsel for the holder of these securities reasonably satisfactory to Company stating that such sale, transfer or other disposition is exempt from the registration requirements of the Act and applicable state securities laws.

The sale, assignment, pledge, hypothecation, gift or other transfer or disposition, and the registration of any such transfer or disposition, of the shares of stock represented by this certificate are subject to a restrictive Stockholder Agreement dated the January 30, 2009. The shares may not be transferred or acquired except in accordance with the terms of such Stockholder Agreement and any purported transfer or acquisition of legal or beneficial ownership of these shares in violation of such Stockholder Agreement shall be null and void. The Company will furnish a copy of the Stockholder Agreement to the record holder of this certificate, without charge, upon written request to the Company at its principal office.”

DARA agrees to deliver all certificates for Shares owned by DARA to the Company for the purpose of affixing such legends to such certificates.

7. Miscellaneous.

(a) Notices. All notices, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by registered or certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other parties):

To the Company:

SurgiVision, Inc.

One Commerce Square

Suite 2550

Memphis, TN 38103

Attention: Vice President, Business Affairs

Fax No.: 901.522.9400

To DARA:

The address of DARA as set forth in the records of the Company.

The Company and DARA may change the address to which notices, waiver and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and DARA.

(c) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each of the Company, DARA and their respective successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

(d) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(e) Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. Furthermore, there shall be added automatically, as a part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still have such similar provision be construed and enforced as legal, valid, and enforceable.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(h) Construction. All plural nouns and pronouns shall be deemed to include the singular case thereof where the context requires, and vice versa. All pronouns shall be gender neutral unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Stockholder Agreement as of the date first above written.

SURGIVISION, INC.

By: /s/ Oscar Thomas
Name: Oscar Thomas
Title: Vice President, Business Affairs

DARA PHARMACEUTICALS, INC.

By: /s/ David J. Drutz
Name: David J. Drutz
Title: Chairman